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Exhibit 99.1

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Gary Hopkins (805) 563-6885
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Comments on Redding Affidavit

        SANTA BARBARA, Calif.—Oct. 31, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that it is deeply concerned by allegations contained in an affidavit filed today by the U.S. Attorney's Office in Sacramento, Calif., regarding two physicians who practice at Tenet's Redding Medical Center in Redding, Calif.

        Tenet, which has no reason to believe the allegations are true, said it plans to retain independent experts to conduct its own internal investigation. Tenet is fully cooperating with the U.S. Attorney regarding the matter, which involves alleged false billings and unnecessary angioplasties, coronary bypasses and heart catheterizations by the two physicians. Tenet stressed that the decision to perform any medical procedure is the decision of the attending physician, and Tenet hospitals must rely upon the professionalism of its physicians in making these evaluations.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Tenet Comments on Redding Affidavit